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                                  PRESS RELEASE

                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                        Contact:  Bob Thayer
                                                       Assistant to the Chairman
                                                       479-756-7400


                           AERT ANNOUNCES REFINANCING

SPRINGDALE, ARK.--(BUSINESS WIRE)--October 14, 2003--Advanced Environmental Recycling Technologies Inc. (Nasdaq: AERTA), completed a $17.0 million refinancing of its previously issued City of Springdale 1999 Industrial Development bonds, the proceeds of which have been escrowed for the last several years.

The $17.0 million was refinanced with a combination of $14.4 million of tax exempt bonds and a $2.6 million long-term promissory note. The financing strengthens our balance sheet and assists with our continued capital expansion program. The debt obligations are secured by substantially all of the Company's assets, [subject to provisions that would allow the Company to incur an additional working capital line-of-credit with a senior lien on certain current assets.]

Further information will be provided in our third quarter 10-Q, which will be issued by November 14, 2003.

About AERT:

The Company operates four manufacturing facilities in Springdale, Ark., Lowell, Ark. Junction, Texas, and Alexandria, Louisiana. The Company converts reclaimed plastic and wood fiber waste into Weyerhaeuser ChoiceDek(R) outdoor decking systems, MoistureShield(R) door and window components, and MoistureShield(R) CornerLoc(TM) exterior trim and fascia components. AERT products are sold across North America. ChoiceDek Premium decking is marketed exclusively through Lowe's Home Improvement Warehouses throughout the United States.